Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-1/A No. 333-283939) of Auddia, Inc.,

(2)	Registration Statement (Form S-3 No. 333-264227) of Auddia, Inc.,

(3)	Registration Statement (Form S-1/A No. 333-279683) of Auddia, Inc., and

(4)	Registration Statement (Form S-8 No. 333-258673) of Auddia, Inc.

of our report dated March 5, 2025, with respect to the financial statements of Auddia, Inc. (the Company) included in this Annual Report (Form 10-K) of Auddia, Inc. for the years ended December 31, 2024 and 2023.

Our audit report includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ Haynie & Company

Salt Lake City, Utah

March 5, 2025